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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2008

ZVUE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32985	98-0430675
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

612 Howard Street, Suite 600
San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 495-6470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 4, 2008, each of David Hadley and Geoff Mulligan resigned from the Board of Directors of the Company . Neither Mr. Hadley’s nor Mr. Mulligan’s resignation was as a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Effective simultaneously with the resignations of Messrs. Hadley and Mulligan, the Board appointed each of Mitchell Koulouris and Allan Grafman as an additional director to fill the vacancies created by the resignations of Messrs. Hadley and Mulligan. The Board has determined that each of Mr. Koulouris and Mr. Grafman is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15). Accordingly, after giving effect to the simultaneous resignations of Messrs. Hadley and Mulligan and the appointments of Messrs. Koulouris and Grafman, the Board remains comprised of a majority of independent directors, in compliance with NASDAQ Marketplace Rule 4350(c)(1). Messrs. Koulouris and Grafman will also join the Nominating, Compensation and Audit committees of the Board. There was no arrangement or understanding pursuant to which either Mr. Koulouris or Mr. Grafman was elected as a director. The Company was not and is not a party to any transaction during the last two years or any proposed transactions in which either Mr. Koulouris or Mr. Grafman had or is to have a direct or indirect material interest.

Mitchell Koulouris has been a successful entrepreneur in the media and entertainment industries over the last 17 years. Mr. Koulouris was founder and, from March 2006 to August 2007, the President and CEO of Digital Music Group, Inc. (NASDAQ: DMGI), one of the leading distributors and aggregators of digital entertainment assets. Since its inception in February 2004 to February 2006, Mr. Koulouris served in the same capacities for Digital Musicworks International, Incorporated, a digital music distributor and aggregator that was acquired by Digital Music Group, Inc. in February 2006. Prior to that, from January 1992 to December 2003, Mr. Koulouris was Chief Executive Officer and Chairman of the Board of Informant Communications Group, Inc. (ICG), a magazine publisher focused on information technology and software development issues and practices. Mr. Koulouris attended the San Jose State School of Journalism specializing in broadcast journalism (radio and television).

Mr. Grafman is president of All Media Ventures, a consulting and advisory firm for media companies and private equity investors since 1997. He is also an operating partner of Mercury Capital Partners, a private equity fund investing in media, entertainment and internet ventures since 2005. Previously, he served as president of Archie Comics Entertainment (2003 to 2005), CEO of Modelwire, a digital media company delivering model picture portfolios to advertising agencies (2000-2001). Grafman has also served as President/CEO of Modelwire, as Executive Vice President, Chief Financial Officer of Hallmark Entertainment, as vice president at Tribune Entertainment and VP/GM of Capital Cities Cable. Mr. Grafman is currently on the Board of Directors of Majesco Entertainment Co. (NASDAQ: COOL) and serves as its non-executive Chairman.  Mr. Grafman received both his Master of International Affairs and his MBA in Finance from Columbia University, where he was designated an International Fellow and Beta Gamma Sigma.  He is a graduate of Indiana University in Russian Language and Literature, Phi Beta Kappa.

In connection with his service as a director, each of Mr. Koulouris and Mr. Grafman will receive the Company’s standard non-employee director cash and equity compensation. Such compensation consists of a $10,000 annual retainer for non-employee directors. Such persons will also receive $500 per meeting for each Board and committee meeting attended in person and $250 per meeting for each Board and committee meeting attended telephonically. Each of Mr. Koulouris and Mr. Grafman will also receive an initial non-employee director stock option grant to purchase 25,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value price per share of our common stock on the date of grant, which shall be March 4, 2008. Such non-employee director options will be fully vested on the date of grant, have a term of ten years and shall otherwise conform to the Company’s standard form of Non-Qualified Stock Option agreement.

Item 8.01     Other Events.

On March 4, 2008, the Company issued a press release announcing the resignation of Messrs. Hadley and Mulligan from its Board of Directors, and the election of Messrs. Koulouris and Grafman to its Board of Directors to fill the vacancies created thereby. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZVUE CORPORATION

Dated: March 4, 2008	By:	/s/Jeff Oscodar
Name: Jeff Oscodar
Title: President & CEO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 4, 2008